Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
SEPTEMBER 21, 2012 DRAFT 3

CHESAPEAKE ENERGY CORPORATION ANNOUNCES JAMES R. WEBB JOINS
COMPANY AS SENIOR VICE PRESIDENT – LEGAL AND GENERAL COUNSEL

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 21, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced the appointment of James R. Webb as Senior Vice President – Legal and General Counsel.  Webb joins Chesapeake on a full time basis after serving the past four months on a contract basis as Chief Legal Counsel.  For the past 17 years, Webb has practiced law at McAfee & Taft, Oklahoma’s largest law firm, and has served as a partner for the past 12 years.  Prior to that, he worked at the law firm of Gorsuch Kirgis in Denver.  Webb graduated with a Bachelor of Arts degree from Austin College in Sherman, Texas and a Juris Doctorate degree from Washington University in St. Louis.

Henry J. Hood, Chesapeake’s Senior Vice President – Land and Legal since 1997, will transfer his responsibilities for Chesapeake’s legal department to Jim while retaining responsibility for the management of the company’s land and regulatory departments.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are extremely pleased for Jim to join Chesapeake’s senior management team.  He is exceptionally well known and highly regarded in the legal and business communities of Oklahoma.  During the past four months at Chesapeake, Jim has earned the respect of his colleagues on our senior management team.  I have great confidence that Jim and Henry will continue to work well together and this change in responsibility will allow Henry to focus exclusively on the company’s important land and regulatory initiatives currently underway.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays.  The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Services, L.L.C.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA (405) 767-4763 jeff.mobley@chk.com	John J. Kilgallon (405) 935-4441 john.kilgallon@chk.com	Michael Kehs (405) 935-2560 michael.kehs@chk.com	Jim Gipson (405) 935-1310 jim.gipson@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154